Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291029

PROSPECTUS

OFFER TO EXCHANGE

UP TO $100,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF

7.00% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2035

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

FOR ANY AND ALL OUTSTANDING UNREGISTERED

7.00% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2035

The exchange offer will expire at 5:00 p.m. Eastern time on January 12, 2026, unless extended

Horizon Bancorp, Inc. (“Horizon” or the “Company”) is offering to exchange 7.00% Fixed-to-Floating Rate Subordinated Notes due 2035 that have been registered under the Securities Act of 1933, as amended (“Securities Act”), which we refer to in this prospectus as the “New Notes,” for any and all of our outstanding unregistered 7.00% Fixed-to-Floating Rate Subordinated Notes due 2035 that we issued in a private placement on August 29, 2025, which we refer to in this prospectus as the “Old Notes.” Horizon is making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under a registration rights agreement that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.

Horizon will not receive any cash proceeds from the exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in the exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.

Upon expiration of the exchange offer, Horizon will exchange Old Notes that have been validly tendered and not validly withdrawn prior to such expiration for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that: (1) the New Notes will be registered with the Securities and Exchange Commission (“SEC”) under the Securities Act and, as a result, will not bear any legend restricting their transfer; (2) the New Notes will bear a different CUSIP number and ISIN number from the Old Notes; (3) the New Notes will not generally be subject to transfer restrictions; (4) holders of the New Notes will not be entitled to registration rights under the registration rights agreement that we entered into with the purchasers of the Old Notes; and (5) because the holders of the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in that registration rights agreement relating to our fulfillment of our registration obligations. Following fulfillment of our registration obligations, the accrual of any such additional interest on the Old Notes will cease as well. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.

The New Notes are a new issue of securities with no established trading market, and we do not expect any public market to develop in the future for the New Notes. The Old Notes are not listed on any national securities exchange or quotation system, and we do not intend to apply for listing of the New Notes on any national securities exchange or quotation system.

Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m. Eastern Time on January 12, 2026, the expiration date of the exchange offer.

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and that receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution” on page 39.

____________________________________

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 13, as well as the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2024, and in the other reports filed by us with the SEC and incorporated by reference into this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

____________________________________

This prospectus is dated December 5, 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 (the “registration statement”) that we have filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes (the “exchange offer”). We are not making the exchange offer to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

You should rely only on the information contained or incorporated by reference into this prospectus and in the accompanying letter of transmittal filed by us with the SEC. We have not authorized any other person to provide you with any other information regarding the exchange offer. If anyone provides you with information that is different or inconsistent, you should not rely on it. You should not assume that any information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date of the applicable document that contains such information. Our business, financial condition, results of operations, and prospects may have changed since such date.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant, and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.

Unless otherwise indicated or the context otherwise requires, as used in this prospectus, the terms “we,” “us,” “our,” “Horizon,” or the “Company” refer to Horizon Bancorp, Inc. and its consolidated subsidiaries, and the term the “Bank” refers to Horizon Bank, the wholly owned subsidiary of the Company.

WHERE YOU CAN FIND MORE INFORMATION

Horizon is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore we file annual, quarterly and current reports, proxy statements, and other documents with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov. We also maintain a website at www.horizonbank.com. Copies of certain information filed by us with the SEC are also available on our website at www.horizonbank.com in the section headed “About Us – Investor Relations – Financials – SEC Filings.” The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC. See “Incorporation of Certain Information by Reference” on page 3 for more information on documents incorporated by reference into this prospectus.

This prospectus is part of the registration statement and does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto and the documents incorporated by reference therein, contains additional relevant information about us, the New Notes and the exchange offer. You may request a copy of these filings, at no cost, by contacting us at the following address or telephone number:

Horizon Bancorp, Inc.

Attention: Todd A. Etzler, Chief Legal and Risk Officer

515 Franklin Street

Michigan City, Indiana 46360

Telephone: (219) 879-0211

To ensure timely delivery of any requested information, holders of the Old Notes must make any request no later than January 5, 2026, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference into this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein) the documents listed below, which are considered to be a part of this prospectus:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 14, 2025;
•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025;
•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 11, 2025;
•	Our Current Reports on Form 8-K filed on January 22, 2025, February 26, 2025, March 19, 2025, April 17, 2025 (as amended on April 17, 2025), May 2, 2025, May 23, 2025, June 18, 2025, August 22, 2025, August 29, 2025, September 15, 2025, September 17, 2025, and October 14, 2025.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (1) after the date of the initial registration statement and prior to the effectiveness of the registration statement and (2) after the date of the effectiveness of the registration statement and prior to the date that is 180 days following the expiration date of the exchange offer.

You may obtain a copy of any or all of the documents incorporated by reference into this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC through the SEC’s website at www.sec.gov. You also may obtain these documents at no cost by visiting our website at www.horizonbank.com, or by requesting them in writing or by telephone at the following address or telephone number:

Horizon Bancorp, Inc.

Attention: Todd A. Etzler, Chief Legal and Risk Officer

515 Franklin Street

Michigan City, Indiana 46360

Telephone: (219) 879-0211

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act with respect to Horizon and the Bank. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for the purposes of these safe harbor provisions. Statements in this report should be considered in conjunction with the other information available about Horizon, including the information in the other filings we make with the SEC. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “could,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward–looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Actual results may differ materially, adversely or positively, from the expectations of the Company that are expressed or implied by any forward-looking statement. Risks, uncertainties, and factors that could cause the Company’s actual results to vary materially from those expressed or implied by any forward-looking statement include but are not limited to:

•	effects on Horizon’s business resulting from new U.S. domestic or foreign governmental trade measures, including but not limited to tariffs, import and export controls, foreign exchange intervention accomplished to offset the effects of trade policy or in response to currency volatility, and other restrictions on free trade;

•	uncertain conditions within the domestic and international macroeconomic environment, including trade policy, monetary and fiscal policy, and conditions in the investment, credit, interest rate, and derivatives markets, and their impact on Horizon and its customers;

•	current financial conditions within the banking industry;

•	changes in the level and volatility of interest rates, spreads on earning assets and interest bearing liabilities, and interest rate sensitivity;

•	the aggregate effects of elevated inflation levels in recent years;

•	loss of key Horizon personnel;

•	macroeconomic conditions and their impact on Horizon and its customers;

•	the increasing use of Bitcoin and other crypto currencies and/or stable coin and the possible impact these alternative currencies may have on deposit disintermediation and income derived from payment systems;

•	risks related to the development and use of artificial intelligence (AI);

•	the effect of interest rates on net interest rate margin and their impact on mortgage loan volumes and the outflow of deposits;

•	increases in disintermediation, as new technologies allow consumers to complete financial transactions without the assistance of banks;

•	potential loss of fee income, including interchange fees, as new and emerging alternative payment platforms (e.g., Apple Pay or Bitcoin) take a greater market share of payment systems;

•	estimates of fair value of certain of Horizon’s assets and liabilities;

•	volatility and disruption in financial markets;

•	changes in prepayment speeds, loan originations, credit losses and market values, collateral securing loans and other assets;

•	changes in sources of liquidity;

•	potential risk of environmental liability related to lending and acquisition activities;

•	changes in the competitive environment in Horizon’s market areas and among other financial service providers;

•	legislation and/or regulation affecting the financial services industry as a whole, and Horizon and its subsidiaries in particular;

•	changes in regulatory supervision and oversight, including monetary policy and capital requirements;

•	changes in accounting policies or procedures as may be adopted and required by regulatory agencies;

•	litigation, regulatory enforcement, tax, and legal compliance risk and costs, as applicable generally and specifically to the financial and fiduciary (generally and as an ESOP fiduciary) environment, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same;

•	the effects and costs of governmental investigations or related actions by third parties;

•	rapid technological developments and changes;

•	the risks presented by cyber terrorism and data security breaches;

•	the rising costs of effective cybersecurity;

•	containing costs and expenses;

•	the ability of the U.S. federal government to manage federal debt limits;
•	the potential influence on the U.S. financial markets and economy from the effects of climate change and social justice initiatives;
•	the risks of expansion through mergers and acquisitions, including unexpected credit quality problems with acquired loans, difficulty integrating acquired operations and material differences in the actual financial results of such transactions compared with Horizon’s initial expectations, including the full realization of anticipated cost savings; and

•	acts of terrorism, war and global conflicts, such as the Russia-Ukraine conflict and continued unrest in the Middle East, and the potential impact they may have on supply chains, the availability of commodities, commodity prices, and the overall U.S. and global financial markets.

The foregoing list of important factors is not exclusive, and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. Except as required by applicable law or regulation, we do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by us or on our behalf. For a detailed discussion of the risks and uncertainties that may cause our actual results or performance to differ materially from the results or performance expressed or implied by forward-looking statements, see “Risk Factors” in Item 1A of Part I of our 2024 Annual Report on Form 10–K, and in the subsequent reports we file with the SEC.

SUMMARY

This summary highlights selected information appearing elsewhere in, or incorporated by reference into, this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. This summary may not contain all of the information that may be important to you or that you should consider in deciding to exchange your Old Notes for New Notes. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the New Notes and the exchange offer. You should pay special attention to the sections entitled “Risk Factors” beginning on page 13 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 4.

Horizon Bancorp, Inc.

Headquartered in Michigan City, Indiana, Horizon Bancorp, Inc. (“Horizon” or the “Company”) is a registered financial holding company that operates through its wholly owned subsidiary, Horizon Bank (“Horizon Bank” or the “Bank”). Horizon Bank was founded in 1873 as a national association, and it remained a national association until its conversion to an Indiana state-chartered commercial bank effective June 23, 2017. The Bank has wholly-owned direct and indirect subsidiaries: Horizon Investments, Inc. (“Horizon Investments”), Horizon Properties, Inc. (“Horizon Properties”), Horizon Insurance Services, Inc. (“Horizon Insurance”), Horizon Grantor Trust, Wolverine Commercial Holdings, LLC., Horizon Advancement Corp. (“Horizon Advancement”), HB Community Development Corp. (“Horizon CDC”) and Horizon PWM Withholding LLC (“Horizon PWM”). Horizon Investments manages the investment portfolio of the Bank. Horizon Properties manages the real estate investment trust. Horizon Insurance is used by the Company’s Wealth Management to sell certain life insurance products through a third party. Horizon Grantor Trust holds title to certain company owned life insurance policies. Wolverine Commercial Holdings, LLC held real estate that has been sold and does not otherwise engage in significant business activities. Horizon Advancement invests in tax credit projects. Horizon CDC invests in community development and welfare projects. Horizon PWM is a disregarded entity used for filing and managing withholding taxes withheld by Horizon Bank’s wealth management department.

The Company’s business is primarily concentrated in a single industry segment, commercial banking. The Bank provides full-service commercial and retail banking services, corporate and individual trust and agency services and other services incident to banking in and around northwestern, northeastern, and central Indiana, and southern and central Michigan. These services include time, savings, and demand deposits, and safe deposit services. Loans, both commercial and consumer, are extended primarily on a secured basis to corporations, partnerships and individuals. Commercial lending covers such categories as finance and insurance, construction, manufacturing, healthcare and education. The Bank’s consumer loan departments make mortgage loans, home equity loans and lines of credit, and auto loans to consumers. In addition, the Bank offers trust and wealth management services. The Bank maintains 71 full-service branches.

As of June 30, 2025, we had total assets of $7.65 billion, gross loans held for investment of $4.99 billion and total deposits of $5.70 billion.

We are regulated by the FDIC, the Federal Reserve Board, the Indiana Department of Financial Institutions, and other regulatory agencies. See the section entitled “Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2024 for more information.

Our principal executive office is located at 515 Franklin Street, Michigan City, Indiana 46360, and our telephone number is (219) 879-0211. Our common stock is traded on the NASDAQ Global Select Market under the symbol “HBNC.”

Additional information about the Company and its subsidiaries may be found in the documents incorporated by reference into this prospectus. See “Where You Can Find More Information” on page 2 for additional information.

Summary of the Exchange Offer

The following provides a summary of certain terms of the exchange offer. See “The Exchange Offer” beginning on page 17 for a more complete description of the exchange offer and “Description of the Notes” beginning on page 25 for a more complete description of the terms of the Old Notes and New Notes.

Old Notes	$100,000,000 in aggregate principal amount of 7.00% Fixed-to-Floating Rate Subordinated Notes due 2035.

New Notes	Up to $100,000,000 in aggregate principal amount of 7.00% Fixed-to-Floating Rate Subordinated Notes due 2035 that have terms that are identical in all material respects to the terms of the Old Notes, except that: (1) the New Notes will be registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer; (2) the New Notes will bear a different CUSIP number and ISIN number from the Old Notes; (3) the New Notes will generally not be subject to transfer restrictions; (4) holders of the New Notes will not be entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes or otherwise; and (5) because the holders of the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

Exchange Offer	We are offering to exchange the Old Notes for a like principal amount of New Notes. Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, we will exchange Old Notes that have been validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of New Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m. Eastern Time, on January 12, 2026, unless extended (the “expiration date”).

Withdrawal Rights

Old Notes Issued in Book-Entry Form	You may withdraw the book-entry tender of your Old Notes at any time before the expiration date. For a withdrawal of tendered Old Notes issued in book-entry form to be effective, the exchange agent must receive, on or prior to 5:00 p.m. Eastern Time on the expiration date, a computer-generated notice of withdrawal, transmitted by Depository Trust Company (“DTC”), on your behalf in accordance with the appropriate procedures of DTC’s “Automated Tender Offer Program,” or ATOP. See “The Exchange Offer - Withdrawal of Tenders” on page 22.

Certificated Old Notes	You may withdraw the certificated tender of your Old Notes at any time before the expiration date. For a withdrawal of tendered Old Notes issued in certificated form (“Certificated Old Notes”), the exchange agent must receive a written notice of withdrawal prior to 5:00 p.m. Eastern Time, on the expiration date. See “The Exchange Offer – Withdrawal of Tenders” on page 22.

Conditions to Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer – Conditions” on page 19.

Procedures for Tendering Old Notes

Old Notes Issued in Book-Entry Form	$92.0 million of the Old Notes were issued in book-entry form, and are currently represented by global certificates held for the account of DTC, as depositary, or its nominee. Accordingly, DTC is treated as the registered holder of such Old Notes and will be the only entity that can tender such Old Notes for New Notes. In order to participate in the exchange offer, you must follow the procedures established by DTC for tendering your Old Notes held in book-entry form. These ATOP procedures require that, prior to the expiration date of the exchange offer, (i) DTC receives (a) your instructions to exchange your Old Notes and (b) your agreement to be bound by the terms of the accompanying letter of transmittal, and (ii) the exchange agent receives a computer generated message known as an “agent’s message” that is transmitted through ATOP. Please note that by using the ATOP procedures to tender and exchange Old Notes, you will be bound by the terms of the accompanying letter of transmittal, and you will be deemed to have made the acknowledgments and representations it contains. See “The Exchange Offer - Eligibility; Transferability” on page 18 and “The Exchange Offer - Representations” on page 22.

Certificated Old Notes	$8.0 million of the Old Notes are Certificated Old Notes. For any Old Notes that are in certificated form and that are registered in the initial purchaser’s name, each beneficial holder of an Old Note must transmit a properly completed and duly executed letter of transmittal, the certificated note, and all other documents required by the letter of transmittal to the exchange agent, at its address listed under “The Exchange Offer - Exchange Agent” on page 23. Please note that by signing, or agreeing to be bound by, the letter of transmittal, you will be making a number of important representations to us. See “The Exchange Offer - Eligibility; Transferability” on page 18 and “The Exchange Offer - Representations” on page 22.

United States Federal Income Tax Considerations	The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations” on page 38. You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights	Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake the exchange offer. The exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Transferability	Based on existing interpretations of the Securities Act by the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are acquiring the New Notes in the ordinary course of business;
•	you do not have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;
•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;
•	you are not a broker-dealer registered under the Exchange Act, and you are not engaged in, nor is any such person engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and
•	you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without complying with the registration and prospectus delivery requirements of the Securities Act under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. If our belief is not accurate and you transfer a New Note without complying with the registration and prospectus delivery requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, any such liability. See “Risk Factors - Risks Related to the Exchange Offer” beginning on page 13.

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and that receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See “Plan of Distribution” on page 39.

Consequences of Failing to Exchange Old Notes	Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the same indenture under which the Old Notes were issued. Old Notes that are not exchanged will remain subject to the restrictions on transfer described in the Old Notes, and you will not be able to offer, sell, pledge or otherwise transfer the Old Notes, except under an exemption from the registration requirements of the Securities Act or unless the Old Notes are registered under the Securities Act. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “Risk Factors - Risks Related to the Exchange Offer” on page 13 and “The Exchange Offer - Consequences of Failure to Exchange” on page 23.

Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer. We will pay all expenses incident to the exchange offer.

Cancellation of Exchanged Old Notes	Old Notes that are surrendered in exchange for New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes under the exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	Wilmington Trust, National Association, is serving as the exchange agent for the exchange offer. See “The Exchange Offer - Exchange Agent” on page 23 for the address, telephone number, and email address of the exchange agent.

Summary of the New Notes

The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that: (1) the New Notes will be registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer; (2) the New Notes will bear a different CUSIP number and ISIN number from the Old Notes; (3) the New Notes will generally not be subject to transfer restrictions; (4) holders of the New Notes will not be entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes; and (5) because the holders of the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued. See “Description of the Notes” on page 25 for a more complete description of the terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise indicated or the context otherwise requires. Unless otherwise indicated or the context otherwise requires, as used in this summary, “we,” “our,” “us” and the “Company” refer only to Horizon Bancorp, Inc. and not to any of its subsidiaries.

Issuer	Horizon Bancorp, Inc.

Securities	7.00% Fixed-to-Floating Rate Subordinated Notes due 2035.

Aggregate Principal Amount	Up to $100,000,000.

Maturity Date	September 15, 2035, unless previously redeemed.

Form and Denomination	The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Payment Dates During Fixed Rate Period	7.00% per annum, from and including August 29, 2025 to, but excluding September 15, 2030 (the “Fixed Rate Period”) payable semiannually in arrears on September 15 and March 15 of each year, beginning March 15, 2026.

Interest Rate and Interest Rate Payment Dates During Floating Rate Period	From and including September 15, 2030, to, but excluding, the maturity date or early redemption date (the “Floating Rate Period”), the interest rate shall reset quarterly to an interest rate per annum equal to a benchmark rate that is expected to be the then current Three-Month Term Secured Overnight Financing Rate (“SOFR”), as published by the Federal Reserve Bank of New York (provided, however, that in the event Three-Month Term SOFR is less than zero, Three-Month Term SOFR shall be deemed to be zero), plus 360 basis points, payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning December 15, 2030. If Three-Month Term SOFR cannot be determined on a given date, a different index shall be determined and used in accordance with the terms of the New Notes.

Day Count Convention	During the Fixed Rate Period: 30-day month/360-day year. During the Floating Rate Period: 360-day year and the number of actual days elapsed.

Record Dates	Each interest payment will be made to the holders of record who held the New Notes at the close of business on the first calendar day prior to the applicable interest payment date.

Subordination; Ranking	The New Notes will be our general unsecured, subordinated obligations and:

•	will rank junior in right of payment and upon our liquidation to our existing and future “senior indebtedness” (as defined below);
•	will rank equally in right of payment and upon our liquidation with our existing and future indebtedness, the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes;
•	will rank senior in right of payment and upon our liquidation to any indebtedness, the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes; and
•	will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries.

As of June 30, 2025, the Company and its subsidiaries had, in the aggregate, outstanding total liabilities, including debt and deposits, of $6.8 billion. Included in this amount, as of June 30, 2025, the Company had $55.8 million of indebtedness that would rank senior to or equal in right of payment with the New Notes (other than the Old Notes), and $57.6 million of indebtedness that would rank subordinate to the New Notes. See “Description of the Notes - Subordination” on page 29.

Optional Redemption	The Company may, at its option, beginning with the interest payment date of September 15, 2030, but not prior thereto (except upon the occurrence of certain events specified below), and on any scheduled interest payment date thereafter, redeem the New Notes, in whole or in part, subject to obtaining the prior approval of the Federal Reserve Board to the extent such prior approval is then required under the capital adequacy rules of the Federal Reserve Board, at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed plus any accrued and unpaid interest to, but excluding, the date of redemption. Any partial redemption will be made pro rata among all of the noteholders (such redemption to be considered a “Pro Rata Pass-Through of Principal” for purpose of a redemption processed through DTC). The New Notes will not be subject to redemption at the option of the noteholders, and there is no sinking fund for the New Notes.

Special Event Redemption	The New Notes may not be redeemed prior to September 15, 2030, except that the Company may redeem the New Notes at any time, at its option, in whole but not in part, subject to obtaining the prior approval of the Federal Reserve Board to extent such prior approval is then required under the capital adequacy rules of the Federal Reserve Board, if (i) a subsequent event occurs that precludes the New Notes from being recognized as Tier 2 capital for regulatory capital purposes, (ii) a change or prospective change in law occurs that could prevent the Company from deducting interest payable on the New Notes for U.S. federal income tax purposes, or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the New Notes plus any accrued and unpaid interest to, but excluding, the redemption date.

No Limitations on Indebtedness	The terms of the New Notes do not limit the amount of additional indebtedness the Company, the Bank or any of our respective subsidiaries may incur or the amount of other obligations ranking senior or equal to the New Notes that we may incur.

Limited Indenture Covenants	The indenture governing the New Notes contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the New Notes contain any covenants prohibiting us from, or limiting our right to, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, to repurchase our stock or other securities, including any of the New Notes, or to pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock, making any payment of principal or interest or premium, if any, on or repaying, repurchasing or redeeming any debt securities of the Company that rank equal with or junior to the notes, or making any payments under any guarantee that ranks equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes).

Listing; No Public Market	The New Notes are a new issue of securities with no established trading market, and we do not expect any public market to develop in the future for the New Notes. The Old Notes are not listed on any national securities exchange or quotation system and we do not intend to apply for listing of the New Notes on any national securities exchange or quotation system.

Risk Factors	See “Risk Factors” beginning on page 13 of this prospectus, as well as the sections entitled “Risk Factors” in our annual and quarterly reports filed with the SEC, and other information included in or incorporated by reference into this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Trustee	Wilmington Trust, National Association, or its successor if replaced in accordance with the applicable provisions of the indenture.

Governing Law	The indenture and the New Notes are governed by and will be construed in accordance with the laws of the State of New York.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this prospectus, including the matters addressed under “Cautionary Note Regarding Forward-Looking Statements” and the matters discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and any updates to those risk factors and other matters set forth in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which have been or will be filed with the SEC and are incorporated by reference herein, you should carefully consider the following risks in deciding whether to participate in the exchange offer. See “Where You Can Find More Information” on page 2. If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired and you may lose all or part of your investment.

Risks Related to our Business

For a discussion of certain risks applicable to our business and operations, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024.

Risks Related to the Exchange Offer

If you do not tender your Old Notes, you will continue to hold unregistered Old Notes, and your ability to transfer Old Notes will be adversely affected.

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the global certificates for the Old Notes. The restrictions on transfer of the Old Notes arose because we issued the Old Notes in a private placement not subject to registration under the Securities Act or applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act. Additionally, the tender of Old Notes under the exchange offer by other holders will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of any Old Notes that remain outstanding (should such a market develop), due to a reduction in liquidity. See “The Exchange Offer - Consequences of Failure to Exchange” on page 23.

You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.

We will issue New Notes in exchange for your Old Notes only if you validly tender and do not validly withdraw your Old Notes before expiration of the exchange offer. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender your Old Notes on your behalf in accordance with the procedures described in this prospectus and the accompanying letter of transmittal. Old Notes that are not tendered or that are tendered but not accepted for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act, and upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes will terminate. See “The Exchange Offer - Procedures for Tendering Old Notes” on page 20 and “The Exchange Offer - Consequences of Failure to Exchange” on page 23.

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with additional requirements under the Securities Act.

Based on interpretations of the Securities Act by the staff of the SEC contained in certain no-action letters issued to other parties, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act. Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to resell the New Notes. If any such holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities

Act or without an applicable exemption from registration under the Securities Act, such holder may incur liability under the Securities Act. We do not and will not assume, or indemnify any such holder or other person against, such liability.

Risks Related to the Notes

The amount of interest payable on the notes will vary during the Floating Rate Period.

The interest rate of the notes will be calculated based on the Secured Overnight Financing Rate (“SOFR”) during the Floating Rate Period. As SOFR is a floating rate, the interest rate on the notes will vary during the Floating Rate Period. During this period, the notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a to-be-determined spread equal to a stated amount of basis points. Floating rate debt securities bear additional significant risks not associated with fixed rate debt securities, including fluctuation of interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate notes.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked notes and the trading prices for the SOFR-linked notes.

Because SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked notes. If the manner in which SOFR is calculated is changed, that change may result in a change in the amount of interest that accrues on the SOFR-linked notes, which may adversely affect the trading prices of the SOFR-linked notes. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked notes. In addition, the interest rate on the SOFR-linked notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined before such publication. Further, if the Benchmark rate on the SOFR-linked notes for any interest period declines to zero or becomes negative, then the Benchmark rate for such interest period will be deemed to be zero.

Our obligations under the notes will be unsecured and subordinated to any senior indebtedness.

The notes will be general unsecured, subordinated obligations of Horizon. Accordingly, they will be junior in right of payment to any of our existing and future senior indebtedness. The notes will rank equally with all of our other existing and future subordinated indebtedness, including any subordinated indebtedness issued in the future. In addition, the notes will be structurally subordinated to any existing and future liabilities and obligations, including deposits, of our current and future subsidiaries, including the Bank.

Because the notes will not be secured by any of our assets, the notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. Holders of notes may not be fully repaid in the event of our bankruptcy, liquidation, reorganization or default on our senior indebtedness.

The notes will not be obligations of, or insured or guaranteed by, the FDIC, any other governmental agency or the Bank and will be structurally subordinated to all liabilities of the Bank.

The notes will be obligations of Horizon only and will not be obligations of, or guaranteed or insured by, the FDIC, any other governmental agency, or the Bank. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities and obligations of the Bank, which means that creditors of the Bank (including its depositors) generally will be paid from the Bank’s assets before holders of the notes would have any claims to those assets. Furthermore, the Bank is under no obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of the Bank and various business considerations. Statutory, contractual or other restrictions also limit the Bank’s ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of the Bank to make interest and principal payments on the notes.

We are a holding company with limited operations, and depend on the Bank for the funds required to make payments on the notes. Our access to funds from the Bank may become limited, thereby restricting our ability to make payments on the notes.

Horizon is a separate and distinct legal entity from the Bank. Our principal sources of funds to make payments on the notes and our other obligations are dividends, distributions and other payments from the Bank. Our ability to receive dividends from the Bank is contingent on a number of factors, including the Bank’s ability to meet applicable regulatory capital requirements, the Bank’s profitability and earnings, and the general strength of its balance sheet. Accordingly, we can provide no assurance that we will receive dividends or other distributions from the Bank in an amount sufficient to make interest and principal payments on the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

There is no established public market for the notes, and we cannot assure you that an active trading market for the notes will develop. If no active trading market develops, you may not be able to resell the notes at their fair market value or at all. We do not intend to apply for listing the notes on any securities exchange. In addition, limitations on the transfer of the notes may be imposed under applicable federal and state securities laws. Future trading prices and liquidity of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our financial condition and the market for similar securities. We cannot assure you as to the development or liquidity of any trading market for the notes or that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

In the event we redeem the notes before maturity, you may not be able to reinvest your principal at the same or a higher rate of return.

We may redeem the notes, in whole or in part, and without premium or penalty, at any time five years after the date of issuance, subject to certain conditions. You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the notes or if it is otherwise in our interest to redeem the notes. We may also redeem the notes, in whole or in part, and without premium or penalty, upon the occurrence of certain events at any time, including within the first five years after the date of issuance. There can be no assurance that the proceeds from the redemption of a notes can be reinvested in other securities having terms, interest rates, and investment risks similar to the redeemed notes.

As a holder of the notes, you will not be entitled to any rights with respect to our capital stock.

If you hold notes, you will not be entitled to any rights with respect to our capital stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our capital stock) by virtue of holding notes.

Holders of the notes will have no say over our management and affairs.

Our officers and directors will make all decisions with respect to our management. Holders of the notes have no right or power to take part in our management. Prospective investors will be entirely reliant on our officers and directors to effectively manage our business so that we may meet our debt obligations when they fall due.

Holders of the notes are not protected in the event of a material adverse change in our financial condition or results of operations and there is limited covenant protection in the notes and the indenture.

The covenants in the notes and the indenture are limited and do not protect holders of notes in the event of a material adverse change in our financial condition or results of operations. Payments of principal of the notes can be accelerated only in accordance with the terms and conditions contained in the notes and the indenture. The notes and the indenture do not contain any provisions which restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, including indebtedness which will rank senior to the notes.

The notes and the indenture do not contain any financial ratios or specified levels of liquidity to which we must adhere. In addition, the notes and the indenture do not contain any provisions which require us to repurchase, redeem, or modify the terms of the notes upon any events involving the Company which may adversely affect our creditworthiness. Therefore, neither the covenants nor the other provisions of the notes and the indenture should be a significant factor in evaluating whether we will be able to comply or will comply with our obligations under the notes.

We will be able to incur additional debt, which could result in a further increase of our leverage and thereby have an adverse effect on our ability to pay our obligations under the notes.

The terms of the notes and the indenture do not and will not prohibit us from incurring additional debt. We may seek to raise additional capital in the future, which could be in the form of senior debt or additional subordinated debt. If we do incur more debt, the related risks that we would face with an increase in leverage could result in an adverse effect on our ability to pay our obligations under the notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the Old Notes. We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive a like principal amount in exchange of the Old Notes. Old Notes that are surrendered in exchange for New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes under the exchange offer will not result in any increase in our outstanding indebtedness. Subject to certain exceptions, we will pay all expenses incident to the exchange offer.

THE EXCHANGE OFFER

General

In connection with the issuance of the Old Notes on August 29, 2025, we entered into a registration rights agreement with the initial purchasers of the Old Notes, which provides for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

•	the New Notes will be registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes will bear a different CUSIP number and ISIN number from the Old Notes;

•	the New Notes will generally not be subject to transfer restrictions;

•	holders of the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

•	because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will continue to be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. Old Notes that are not accepted for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the indenture.

The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act and the related rules and regulations of the SEC applicable to transactions of this type.

We will be deemed to have accepted validly tendered Old Notes if and when we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of the exchange offer, delivery of New Notes will be made by the exchange agent after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. The exchange offer is subject to the conditions set forth below under “The Exchange Offer - Conditions” on page 19. As a result of these conditions (which may be waived by us, in whole or in part, in our absolute discretion), we may not be required to exchange any of the Old Notes. In such case, or if any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the Old Notes not exchanged to the tendering holder after the expiration or termination of the exchange offer.

If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus and the letter of transmittal, the tendering holder will not be required to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “The Exchange Offer - Fees and Expenses” on page 23.

Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes that are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes may be adversely affected.

Neither we nor the exchange agent are making any recommendation to the holders of the outstanding Old Notes as to whether to tender all or any portion of their outstanding Old Notes in the exchange offer. In addition, neither we nor the exchange agent have authorized anyone to make any such recommendation. Holders of the outstanding Old Notes must make their own decision whether to tender pursuant to the exchange offer, and, if so, the aggregate principal amount of outstanding Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their financial position and individual requirements.

Registration Rights Agreement

We issued the Old Notes in a private placement not subject to registration under the Securities Act or applicable state securities laws. In connection with the issuance of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes, and we are making the exchange offer to comply with our contractual obligations under the registration rights agreement.

The following provides a summary of certain terms of the registration rights agreement. This summary is qualified in its entirety by reference to the form of registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Under the terms of the registration rights agreement, we agreed to register the New Notes and undertake the exchange offer. The exchange offer is intended to satisfy the rights of holders of Old Notes under the registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Under the terms of the registration rights agreement, we agreed, among other things, to use commercially reasonable efforts to:

•	file a registration statement with the SEC on or prior to October 28, 2025 with respect to a registered offer to exchange the Old Notes for the New Notes;

•	cause that registration statement to be declared effective by the SEC no later than December 27, 2025;

•	cause that registration statement to remain effective until the closing of the exchange offer;

•	commence the exchange offer promptly after the effectiveness of the registration statement and keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is given to the holders of the Old Notes; and

•	consummate the exchange offer no later than 45 days after the effective date of that registration statement.

We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof.

We further agreed that, under certain circumstances, we would file a shelf registration statement with the SEC that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

We are making the exchange offer in reliance on interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters issued to other parties. We have not sought or received our own no-action letter from the staff of the SEC with respect to the exchange offer and the related transactions, and there can be no assurance that the staff of the SEC will make a determination in the case of the exchange offer and such transactions that is similar to its determinations in the above mentioned no-action letters. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell, or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are not, nor is any such person, a broker-dealer registered under the Exchange Act, and you are not engaged in nor is any such person engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

•	you are not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also: (1) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (2) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes and (3) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of Old Notes states that by so acknowledging and by delivering a prospectus such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date of the exchange offer, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

Any holder of Old Notes (1) who is our affiliate, (2) who does not acquire the New Notes in the ordinary course of business, (3) who participates in or intends to participate in the exchange offer for the purpose of, or with a view to, distributing the New Notes or (4) who is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretations of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m. Eastern Time on January 12, 2026 or at such later date or time to which we may extend the exchange offer. We refer to such date, as it may be extended, as the “expiration date.” To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., Eastern Time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “The Exchange Offer - Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension or termination of, or amendment to, the exchange offer to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is given to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we terminate or withdraw the exchange offer, we will promptly return any Old Notes deposited under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation by the staff of the SEC; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We reserve the absolute right to waive these conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration date, subject to applicable law. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any such stop order as soon as practicable and provide prompt notice to each holder of the withdrawal of any such stop order.

Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “The Exchange Offer - Eligibility; Transferability” beginning on page 18 and “Plan of Distribution” beginning on page 39.

Procedures for Tendering Old Notes

In order to participate in the exchange offer, you must validly tender your Old Notes to the exchange agent, as described below, by the expiration date. It is your responsibility to validly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please contact the exchange agent, whose address, phone number and email address are set forth below in “The Exchange Offer - Exchange Agent” on page 23.

There is no procedure for guaranteed late delivery of the Old Notes in connection with the exchange offer.

We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all Old Notes not validly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion subject to applicable law, to waive or amend any of the conditions of the exchange offer or to waive any defects, irregularities or conditions of tender as to any particular Old Notes, either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. We are not required to waive defects and are not required to notify you of defects in your tender. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders following the expiration date. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Old Notes Issued in Book-Entry Form

For any Old Notes that were issued in book-entry form and are currently represented by global certificates held for the account of DTC, DTC as the registered holder of the Old Notes, will be the only entity that can tender such Old Notes for New Notes. Therefore, to validly tender Old Notes held in book-entry form, and to obtain New Notes, such holders must comply with the procedures below to initiate the exchange agent’s book-entry transfer of the Old Notes into the exchange agent’s account at DTC using DTC’s ATOP procedures. To comply with those procedures, such holders must cause:

•	a properly transmitted “agent’s message” (as defined below) to be received by the exchange agent through ATOP prior to 5:00 p.m. Eastern Time, on the expiration date; and

•	a timely confirmation of a book-entry tender of the Old Notes into the exchange agent’s account at DTC through ATOP pursuant to the procedure for book-entry transfer described below to be received by the exchange agent prior to 5:00 p.m. Eastern Time on the expiration date.

Following receipt of a properly transmitted “agent’s message,” the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into the exchange agent’s ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, the exchange agent must receive a properly transmitted “agent’s message,” as well as a timely confirmation of a book-entry tender of the Old Notes into its account at DTC through ATOP, prior to 5:00 p.m. Eastern Time, on the expiration date. Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, the exchange agent will exchange Old Notes validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of New Notes by credit to the holder’s account at DTC. If the entire principal amount of all Old Notes held by a holder is not tendered, then Old Notes for the principal amount of the Old Notes not tendered and accepted will be returned by credit to the holder’s account at DTC following the expiration date.

The term “agent’s message” means a message transmitted by a DTC participant to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that such agreement may be enforced against such participant.

Each agent’s message must include the following information:

•	name of the beneficial owner tendering such Old Notes;

•	account number of the beneficial owner tendering such Old Notes;
•	principal amount of Old Notes tendered by such beneficial owner; and
•	a confirmation that the beneficial owner of the Old Notes has agreed to be bound by the terms of the accompanying letter of transmittal.

The delivery of the Old Notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange, the unaccepted Old Notes will be returned, without expense, to their tendering holder by crediting the holder’s account at DTC, following the expiration or termination of the exchange offer.

The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, by using the ATOP procedures to tender and exchange Old Notes, you will be bound by the terms of the letter of transmittal, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Certificated Old Notes

If your Old Notes were Certificated Old Notes, then you must physically tender your Old Notes for New Notes. Therefore, to tender Old Notes subject to the exchange offer and to obtain New Notes you must transmit to the exchange agent, at its address listed under “The Exchange Offer - Exchange Agent” on page 23:

•	the physical Old Note, if such physical Old Note is not then deposited with Horizon as custodian for the holder thereof;
•	a properly completed and duly executed letter of transmittal; and
•	all other documents required by the letter of transmittal.

The method of delivery of original notes, letters of transmittal and all other required documents is at the holder’s election and risk. Holders of Certificated Old Notes should not send letters of transmittal or other required documents to us. If we do not accept any tendered Old Notes for exchange, the unaccepted physical Old Notes will be returned, without expense, to their tendering holder, following the expiration or termination of the exchange offer.

The tender by a holder of Old Notes represented in certificated form that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. You will be required to deliver the certificated note and a letter of transmittal to the exchange agent and will be bound by the letter of transmittal terms.

Representations

By tendering Old Notes, each holder is deemed to have acknowledged to us all of the representations contained in the letter of transmittal, including that:

•	any New Notes that you receive will be acquired in the ordinary course of business;
•	you are not participating in the exchange offer with a view to distribute any New Notes nor do you have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;
•	you are not an “affiliate” of ours (within the meaning of Rule 405 under the Securities Act); and
•	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities, and you will satisfy any applicable prospectus delivery requirements in connection with any resale of such New Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m. Eastern Time on the expiration date. For a withdrawal of tendered Old Notes issued to be effective, the exchange agent must receive, prior to 5:00 p.m. Eastern Time on the expiration date, (i) for Old Notes issued in book-entry form, a computer-generated notice of withdrawal, transmitted by DTC on your behalf in accordance with the appropriate procedures of DTC’s ATOP system prior to 5:00 p.m. Eastern Time, on the expiration date, or (ii) for Certificated Old Notes, a written notice of withdrawal (which may be given by mail or electronic mail at the address or electronic mail address for the exchange agent set forth below under “The Exchange Offer - Exchange Agent”). Any such notice of withdrawal must:

•	specify the name of the person having tendered the Old Notes to be withdrawn and, if different, the name of the registered holder of such Old Notes (or, in the case of Old Notes tendered by book-entry transfer, the name and DTC account number of the DTC participant that tendered such Old Notes);
•	identify the Old Notes to be withdrawn (including the CUSIP numbers and, in the case of Certificated Old Notes, the certificate numbers thereof) and principal amount of such Old Notes;
•	in the case of Old Notes tendered through DTC’s ATOP procedures, specify the name and number of the account at DTC to be credited with the withdrawn Old Notes;
•	in the case of Certificated Old Notes, be signed by the same person and in the same manner as the original letter of transmittal, including any signature guarantees (or, in the case of Old Notes tendered by book-entry transfer, be signed by or transmitted on behalf of the same DTC participant that tendered such Old Notes), or be accompanied by evidence satisfactory to us and the exchange agent that the person withdrawing the tender has succeeded to the beneficial ownership of those Old Notes;
•	include a statement that such holder is withdrawing its election to have such Old Notes exchanged;
•	if the letter of transmittal was executed by a person other than the registered holder, be accompanied by a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such registered holder;
•	and in the case of Old Notes tendered by book-entry transfer, otherwise comply with the procedures of DTC.

In the case of Certificated Old Notes, the exchange agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices in our sole discretion, and our determination will be final and binding on all parties. Any Old Notes validly withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued in exchange for such Old Notes. Any Old Notes that have been tendered but that are not accepted for exchange or that are withdrawn will be returned to the holder, without expense to such holder, after expiration or termination of the exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “The Exchange Offer - Procedures for Tendering Old Notes” at any time prior to the expiration date of the exchange offer.

Exchange Agent

Wilmington Trust, National Association has been appointed the exchange agent for this exchange offer. Letters of transmittal and all correspondence in connection with this exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Mail or Hand Delivery:	Wilmington Trust, National Association Rodney Square North 1100 North Market Street Wilmington, Delaware 19890 Attention: Workflow Management – 5th Floor

Telephone:	(302) 636-6470

Email:	DTC@wilmingtontrust.com

We will pay the exchange agent reasonable and customary fees for its services (including attorneys’ fees) and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made through ATOP. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other expenses that we incur in connection with the exchange offer.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;
•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or
•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144 under the Securities Act and will be subject to the restrictions on transfer described in the Old Notes.

Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;
•	under a registration statement that has been declared effective under the Securities Act;
•	for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case, to whom notice is given that the transfer is being made in reliance on Rule 144A; or
•	under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee will have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case, subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes, if any. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes.

Additional Information Regarding the Registration Rights Agreement

As noted above, we are effecting the exchange offer to comply with our contractual obligations under the registration rights agreement. The registration rights agreement requires us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.

In the event that:

•	the registration statement is not filed with the SEC on or prior to October 28, 2025;
•	the registration statement is not declared effective by the SEC on or prior to December 27, 2025; or
•	the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;

the interest rate on the Old Notes will be increased by 0.25% per annum immediately following the date of such registration default and will increase by an additional 0.25% per annum immediately following each 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. If at any time more than one registration default has occurred and is continuing, the increase in interest rate will apply as if there occurred a single registration default that begins on the date that the earliest such registration default occurred and ends on such date that there is no registration default. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the Old Notes.

Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement covering resales of the Old Notes. If that occurs, the foregoing interest rate increases will apply equally to any registration default with respect to such shelf registration statement.

DESCRIPTION OF THE NOTES

On August 29, 2025, we issued $100,000,000 in aggregate principal amount of our 7.00% Fixed-to-Floating Rate Subordinated Notes due 2035, which we have referred to in this prospectus as the Old Notes. The Old Notes were issued in a private placement transaction to certain institutional accredited investors and qualified institutional buyers, and as such, were not registered under the Securities Act. The Old Notes were issued under an indenture dated August 29, 2025, between Horizon Bancorp, Inc., as issuer, and Wilmington Trust, National Association, as trustee, which we have referred to in this prospectus as the “indenture.” The term “notes” refers collectively to the Old Notes and the New Notes, unless otherwise specified or the context otherwise requires.

The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:

•	the New Notes will be registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes will bear a different CUSIP number and ISIN number from the Old Notes;

•	the New Notes generally will not be subject to transfer restrictions;

•	the New Notes will not be entitled to registration rights under the registration rights agreement or otherwise; and

•	because the New Notes will not be entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will be issued only in fully registered form without interest coupons, in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete version of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and to the form of notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

General

The exchange offer for the New Notes will be for up to $100,000,000 in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

The New Notes have materially identical interest terms as the Old Notes except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including August 29, 2025. The notes will mature and become payable, unless earlier redeemed, on September 15, 2035.

From and including August 29, 2025 to but excluding September 15, 2030, or earlier redemption date, the New Notes will bear interest at a fixed rate equal to 7.00% per year, payable semi-annually in arrears on September 15 and March 15 of each year, beginning on March 15, 2026, and interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

From and including September 15, 2030 to but excluding the maturity date or earlier redemption date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to a benchmark rate (which is expected to be the then current Three-Month Term SOFR) plus 360 basis points, provided however, that in the event the benchmark rate is less than zero, then the benchmark rate shall be deemed to be zero. During the Floating Rate Period, interest on the New Notes will be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, commencing on December 15, 2030. During this Floating Rate Period, interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

Effect of Benchmark Replacement

If, at the commencement of the Floating Rate Period for the notes, (a) the Relevant Governmental Body (as defined below) has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete, (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible, or (d) the FRBNY (or a successor administrator) or its regulatory supervisor announces that the administrator has ceased or will cease providing the Benchmark, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the interest on the notes during the floating-rate interest period (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

Definitions Relating to the Determination of a Floating Interest Rate

For purposes of determining a Benchmark Replacement, if necessary, under the terms of the notes:

“Benchmark” means initially, Three-Month Term SOFR; provided that if the Calculation Agent (as defined below) determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:

(1)	the sum of (a) Compounded SOFR (as defined below) and (b) the Benchmark Replacement Adjustment;
(2)	the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(3)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;
(4)	the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.

If the Benchmark Replacement, as determined pursuant to clause (1), (2), (3) or (4) above would be less than zero, the Benchmark Replacement will be deemed to be zero.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:

(1)	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Adjustment Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) the Company determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;
(2)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means such bank or other entity (which may be the Company or an affiliate of the Company) as may be appointed by the Company to act as Calculation Agent for the Subordinated Notes during the Floating Rate Period. The initial Calculation Agent for the Floating Rate Period shall be Wilmington Trust, National Association.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that;

(2)	if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 360 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor regulatory authority with jurisdiction over bank holding companies.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (a) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (b) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Adjustment Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” means the Secured Overnight Financing Rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Three-Month Term SOFR selected by the Calculation Agent in its reasonable discretion).

“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Determination and Decisions

The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under the benchmark transition provisions. Any determination, decision or election that may be made by the Calculation Agent under the terms of the notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the notes and the trustee absent manifest error;

•	if made by us as Calculation Agent, will be made in our sole discretion;

•	if made by a Calculation Agent other than us, will be made after consultation with us, and the Calculation Agent will not make any such determination, decision or election to which we reasonably object; and

•	will become effective without consent from holders of the notes, the trustee or any other party.

The Calculation Agent’s determination of any interest rate and its calculation of interest payments for any period will be maintained on file at the Calculation Agent’s principal offices, will be made available to any Holder of the notes upon request and will be provided to the trustee.

Interest Payments

We will make each interest payment to the holders of record of the notes at the close of business on the first calendar day prior to the applicable interest payment date. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Horizon Bancorp, Inc. Administrator; except that payment of interest may be made at our option by check mailed or to the person entitled thereto as shown on the security register or by wire transfer to an account appropriately designated by the person entitled thereto.

Subordination

Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of June 30, 2025, the Company’s subsidiaries had, in the aggregate, outstanding debt and deposits of $6.7 billion, which would rank senior to the notes. In addition, as of June 30, 2025, the Company had $975.4 million of indebtedness that would rank senior to the notes, $55.8 million, that would rank pari passu with the notes, and $57.6 million that would rank subordinate to the notes. The notes and the indenture do not contain any limitation on the amount of senior indebtedness that we may incur in the future.

The term “senior indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to the Company, on, or substantially similar payments the Company makes in respect of the following categories of debt, whether that debt was outstanding on the date of execution of this Indenture or thereafter incurred, created or assumed:

•	all indebtedness and obligations of, or guaranteed or assumed by, the Company for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other similar instruments, and including, but not limited to all obligations to the Company’s general and secured creditors and obligations incurred in connection with the acquisition of property, assets or businesses;

•	indebtedness of the Company for money borrowed or represented by purchase money obligations, as defined below;

•	the Company’s obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which it is a party or otherwise;

•	reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations and direct credit substitutes;

•	all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar arrangements or derivative products;

•	all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•	any other obligation of the Company to its general creditors;

•	all obligations of the type referred to above of other persons for the payment of which the Company is liable contingently or otherwise to pay or advance money as obligor, guarantor, endorser or otherwise;

•	all obligations of the types referred to above of other persons secured by a lien on any property or asset of the Company; and

•	all amendments, deferrals, renewals, extensions, modifications and refundings of any of the indebtedness or obligations described above.

However, “senior indebtedness” excludes any indebtedness, obligation or liability that:

•	expressly states that it is junior to the notes;

•	is subordinated to indebtedness, obligations or liabilities of the Company to substantially the same extent as or to a greater extent than the notes are subordinated;

•	is identified as junior to, or equal in right of payment with, the notes in any board resolution establishing such indebtedness or in any indenture providing for such indebtedness;

•	indebtedness that expressly provides that it shall not be senior in right of payment to the notes or expressly provides that it is on the same basis or junior to the notes; or

•	any indebtedness between the Company and any of its subsidiaries.

For the avoidance of doubt, “senior indebtedness” does not include (a) the notes, (b) any subordinated debentures or junior subordinated debentures of the Company underlying trust preferred securities issued by subsidiary trusts of the Company that are outstanding as of August 29, 2025, or that are issued after the date hereof by a subsidiary trust of the Company, or (c) any subordinated debentures or junior subordinated debentures of the Company underlying trust preferred securities of the Company that are outstanding as of the date hereof.

As used above, the term “purchase money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve Board (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines a general creditor, the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “senior indebtedness” will have the meaning as described in that rule or interpretation.

In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:

•	we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred upon any senior indebtedness and the holders thereof with respect to the notes and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law); or
•	a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness, has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness, or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior indebtedness to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived or otherwise have ceased to exist.

Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company), that senior indebtedness before any payment of principal of or interest on the notes is made. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.

In the event that we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

As a result of the subordination of the notes in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

All liabilities of the Bank and our other subsidiaries, including deposits and liabilities to general creditors arising during the ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of June 30, 2025, the Company’s subsidiaries had, in the aggregate, outstanding debt and deposits of $6.7 billion, which would rank senior to the notes. Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes. Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.

Redemption

We may, at our option, redeem the notes, in whole or in part, on any interest payment date on or after September 15, 2030. In addition, at our option, we may redeem all of the notes at any time upon the occurrence of:

•	a “Tier 2 Capital Event,” which is defined in the indenture to mean the Company’s good faith determination that, as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve Board and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the issue date of the notes, (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after August 29, 2025, or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines with respect thereto that is announced after August 29, 2025 there is more than an insubstantial risk that the Company will not be entitled to treat the notes as Tier 2 capital for so long as any notes are outstanding;

•	a “Tax Event,” which is defined in the indenture to mean the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (c) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after the original issue date of the Subordinated Notes, there is more than an insubstantial risk that interest payable by the Company on the notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

•	an “Investment Company Event,” which is defined in the indenture to mean the receipt by the Company of a legal opinion from counsel experienced in such matters to the effect that there is more than an insubstantial risk that the Company is or, within 90 days of the date of such legal opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

Any redemption of the New Notes will be subject to prior approval of the Federal Reserve Board, to the extent such approval is then required. If less than the then-outstanding principal amount of a New Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the holder thereof and (ii) such redemption shall be effected on a pro rata basis to the extent practicable. Any redemption of the notes will be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued but unpaid interest to, but excluding, the date of redemption.

If less than all of the notes are to be redeemed, the trustee will select the notes or portions thereof to be redeemed on a pro rata basis, unless otherwise required by law or applicable depositary requirements.

Notices of redemption will be mailed by registered or certified mail (return receipt requested), facsimile, email, or overnight air courier guaranteeing next day delivery, at least 30 but no more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

If the notes are represented by global notes held by DTC and such redemption is processed through DTC, such redemption will be made on a “Pro Rata Pass Through Distribution of Principal” basis in accordance with the procedures of DTC.

Repurchases

We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible

The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. The notes are not convertible into, or exchangeable for, any of our equity securities.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued only in fully registered form, without interest coupons, and in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof.

Unless otherwise required for institutional accredited investors, the notes will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. If New Notes are issued to institutional accredited investors in certificated form, the New Notes will be transferable only on the records of the trustee and may not be exchanged for a beneficial interest in the global note unless the exchange occurs in connection with a transfer where the transferor and transferee provide evidence satisfactory to the trustee and DTC that the transferee is eligible to hold a beneficial interest in the global note.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•	DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or
•	an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $100,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get notes registered in your name if they are represented by the global note;
•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;
•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and
•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Indenture Covenants

The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by any subsidiary of ours, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or to meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants limiting our right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, the Company is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock, making any payment of principal or interest or premium, if any, on or repaying, repurchasing or redeeming any debt securities of the Company that rank equal with or junior to the notes, or making any payments under any guarantee that ranks equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

The following are events of default under the indenture:

•	the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of 30 consecutive days;

•	the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, now or hereafter in effect of the United States or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

•	the failure of the Company to pay any installment of interest on the notes as and when the same will become due and payable, and the continuation of such failure for a period of 15 days;

•	the failure of the Company to pay all or any part of the principal of any of the notes as and when the same will become due and payable;

•	the failure of the Company to perform any other covenant or agreement under the notes or the indenture, which continues for 30 days after written notice as provided for in the indenture; and

•	the default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (a) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (b) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due or payable without, in the case of clause (a), such indebtedness having been discharged or, in the case of clause (b), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default with respect to the notes occurs due to a bankruptcy event, the principal of the notes and all accrued and unpaid interest thereon, if any, will be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. If an event of default with respect to the notes occurs due to any reason other than a bankruptcy event, neither the trustee nor any holder may accelerate the maturity of the notes.

Under the indenture, if the Company fails to make any payment of interest on any note when such interest becomes due and payable and such default continues for a period of 15 days, or if the Company fails to make any payment of the principal of any note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, demand, for the benefit of the holders of the notes, that the Company pay to the trustee, for the benefit of the holders of the notes, the whole amount then due and payable with respect to the notes, with interest upon the overdue principal, and, to the extent permitted by applicable law, upon any overdue installments of interest at the rate or respective rates, as the case may be, provided for or with respect to the notes or, if no such rate or rates are so provided, at the rate or respective rates, as the case may be, of interest borne by the notes. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “Description of the Notes – Subordination.” Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture.

Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. Notwithstanding the foregoing, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of outstanding notes, unless the trustee receives security and indemnity satisfactory to it against any costs, liabilities or expenses which might be incurred by it in compliance with such request, order or direction.

Amendment, Supplement and Waiver

Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture for any of the following purposes:

•	to provide for the assumption by a successor corporation of our covenants contained in the indenture and the notes;

•	to add to our covenants for the benefit of the holders, or to surrender any right or power conferred upon us with respect to the notes;

•	to permit or facilitate the issuance of notes in uncertificated or global form, provided any such action will not adversely affect the interests of the holders;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee and to add to or change any provisions of the indenture to provide for or facilitate the administration of the trusts hereunder by more than one trustee;

•	to cure any ambiguity or to correct or supplement any provision that may be defective or that may be inconsistent with any other provision;

•	to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the notes;

•	to add any additional events of default;

•	to supplement any of the provisions of the indenture as necessary to permit or facilitate legal or covenant defeasance, or satisfaction and discharge of the notes, provided that any such action will not adversely affect the interests of any holder;

•	to provide for the issuance of the New Notes in connection with this exchange offer;

•	to conform any provision of the indenture to the requirements of the Trust Indenture Act; or

•	to make any change that does not adversely affect the legal rights under the indenture of any holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes, we and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or the notes or of modifying in any manner the rights of the holders of the notes under the indenture, except that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

•	reduce the rate of, or change the time for payment of, interest, including defaulted interest, on any note;

•	reduce the principal of or change the stated maturity of any note, change the date on which any note may be subject to redemption, or reduce the price at which any note subject to redemption may be redeemed;

•	make any note payable in money other than dollars;

•	make any change in provisions of the indenture protecting the right of a holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce payment;

•	reduce the percentage in principal amount of the outstanding notes the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences); or

•	modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any past default under the indenture and its consequences, except a default in any payment in respect of the principal of or interest on any note, or in respect of a covenant or provision of the indenture under which the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

Satisfaction and Discharge of the Indenture; Defeasance

We may terminate our obligations under the indenture when:

•	either: (a) all notes that have been authenticated and delivered have been delivered to the trustee for cancellation, or (b) all notes that have not been delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and in the case of the foregoing clause (i), (ii) or (iii), we have deposited or caused to be deposited with the trustee immediately available funds in an amount sufficient to pay and discharge the entire indebtedness on the outstanding notes;

•	we have paid or caused to be paid all other sums then due and payable by us under the indenture with respect to the notes; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as legal defeasance. Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

•	the rights of the holders of such notes to receive payments in respect of the principal of and interest on such notes when payments are due;

•	our obligations and the obligations of the trustee with respect to such notes concerning registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for payments on the notes to be held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

•	the defeasance provisions and the application of trust money provisions of the indenture.

In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which is also called covenant defeasance. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) will no longer constitute an event of default with respect to the notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

•	we must irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of such notes, (a) an amount in dollars, (b) U.S. government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment on the notes, money in an amount, or (c) a combination thereof, in each case sufficient to pay and discharge, and which will be applied by the trustee to pay and discharge, the entire indebtedness in respect of the principal of and interest on the notes on the stated maturity thereof or, with respect to notes called for redemption, on the redemption date thereof;

•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or material instrument to which we or our subsidiaries are a party or by which we or our subsidiaries are bound;

•	no event of default, or event which with notice or lapse of time or both would become an event of default with respect to the outstanding notes will have occurred and be continuing at the time of such deposit referred to in the first bullet point above (and in the case of legal defeasance will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit);

•	in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion will confirm that, the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance to be effected with respect to such notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance had not occurred;
•	in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance to be effected with respect to the notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such covenant defeasance had not occurred; and
•	we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been satisfied.

In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture for any reason, our obligations under the indenture and the notes will be revived as if the deposit had never occurred.

The Trustee

Wilmington Trust, National Association is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default that has not been cured or waived, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances.

The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, should it become a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain exceptions. The indenture provides that in case an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders under the indenture, unless such holders will have provided to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses which might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Employees, Officers, Directors or Exchange Agent

No past, present or future director, officer, employee or shareholder of our company or any of our predecessors or successors, as such or in such capacity, nor the exchange agent will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such director, officer, employee or shareholder. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The notes and the indenture are governed by and will be construed in accordance with the laws of the State of New York without giving effect to any laws or principles of conflict of laws that would apply the laws of a different jurisdiction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes in the exchange offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or the Code, existing and proposed regulations under the Code and any administrative and judicial interpretations and rulings thereof, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis, and subject to differing interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this prospectus, and we have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or any non-income tax (such as estate and gift tax) consequences of the exchange of Old Notes for New Notes.

The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable exchange for United States federal income tax purposes. Consequently, (a) a holder of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (b) a holder’s basis in the New Notes received in the exchange offer should be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and (c) a holder’s holding period in the New Notes should include such holder’s holding period in the Old Notes surrendered in exchange therefor.

This discussion of material United States federal income tax considerations is for general information only and may not be applicable depending upon a holder’s particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making or other trading activities and receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with any resale of New Notes received in exchange for such Old Notes, provided that such broker-dealer notifies the Company to that effect in accordance with the instructions in the letter of transmittal. We will make additional copies of this prospectus, and any amendments or supplements hereto, available to any such broker-dealer that requests it in accordance with the instructions in the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus for a period of 180 days following the expiration date of the exchange offer.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer and resells such New Notes and any broker-dealer that participates in a distribution of such New Notes may be a statutory “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with the resale of any such New Notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus, and any amendments or supplements hereto, available to any such broker-dealer that requests it in accordance with the instructions in the letter of transmittal. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes will be passed upon by Warner Norcross + Judd LLP, 150 Ottawa Ave NW, Suite 1500, Grand Rapids, Michigan 49503.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their reports thereon, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of internal control (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated herein by reference in reliance upon such reports pertaining to such consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.